Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of March 22, 2026, by and between Tripadvisor, Inc., a Nevada corporation (the “Company”), and the entities and natural person set forth in the signature pages to this Agreement (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, on July 3, 2025, Starboard filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”) disclosing its intent to engage in discussions with management and the Board of Directors of the Company (the “Board”) regarding opportunities for value creation;

WHEREAS, on February 17, 2026, Starboard filed an amended Schedule 13D with the SEC disclosing its intent to nominate director candidates for election to the Board at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”);

WHEREAS, the Company and Starboard have engaged in discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date of this Agreement, Starboard has a beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) interest in shares of the Company’s common stock, par value $0.001 per share (the “Common Shares”), totaling, in the aggregate, 10,774,996 Common Shares, or approximately 9.4% of the Common Shares issued and outstanding as of the date of this Agreement; and

WHEREAS, as of the date of this Agreement, the Company and Starboard have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Board Composition and Related Matters.

(a) Board Appointments and Nominations.

(i) The Company agrees that immediately following the execution of this Agreement, the Board shall take all necessary actions to: (A) increase the size of the Board from eight (8) to ten (10) directors, and (B) appoint Dhiren R. Fonseca and Andrew F. Cates (each, a “New Independent Appointee” and collectively, the “New Independent Appointees”), each as a director of the Company with a term expiring at the 2026 Annual Meeting. The Company agrees that to the extent that each New Independent Appointee is able and willing to continue to serve on the Board, the Company will include such New Independent Appointee in the Company’s slate of recommended nominees standing for election at the 2026 Annual Meeting and will recommend, support and solicit proxies for the election of each New Independent Appointee at the 2026 Annual Meeting in the same manner as for the Company’s other nominees at the 2026 Annual Meeting. The Company shall use its reasonable best efforts to hold the 2026 Annual Meeting no later than June 30, 2026.

(ii) Subject to the terms of this Section 1(a)(ii), Starboard shall have the right, between the date of this Agreement and April 10, 2026 (unless otherwise agreed to by the Parties), to recommend two (2) additional persons to be included in the Company’s slate of recommended nominees standing for election at the 2026 Annual Meeting, as follows: (A) an individual who is independent of Starboard (for the avoidance of doubt, the recommendation or nomination by Starboard of any person to serve on the board of any other company shall not (in and of itself) cause such person to not be deemed independent of Starboard, but any partner, officer, or employee of Starboard (a “Starboard Representative”) would not be deemed independent of Starboard) and who meets the criteria set forth in Section 1(a)(iii) below (the “Independent Designee”) and (B) an individual who is either (1) from the list of individuals who are each Starboard Representatives set forth on Exhibit A (such individual, if recommended, the “Starboard Director”) or (2) an individual who meets the criteria set forth in Section 1(a)(iii) below, who, for the avoidance of doubt, can be either (x) a Starboard Representative (if selected, the “Alternative Starboard Designee”) or (y) independent of Starboard (for the avoidance of doubt, the recommendation or nomination by Starboard of any person to serve on the board of any other company shall not (in and of itself) cause such person to not be deemed independent of Starboard, but any Starboard Representative would not be deemed independent of Starboard) (the “Additional Independent Designee”) (the Independent Designee, together with either the Starboard Director, Alternative Starboard Designee or Additional Independent Designee, the “Additional Designees”). In the event that Starboard recommends a Starboard Director, the Company shall include such Starboard Director in the Company’s slate of recommended nominees standing for election at the 2026 Annual Meeting and will recommend, support and solicit proxies for the election of the Starboard Director in the same manner as for the Company’s other nominees at the 2026 Annual Meeting, provided that, at such time as the Company includes such Starboard Director in the Company’s slate of recommended nominees for the 2026 Annual Meeting and through the conclusion of the 2026 Annual Meeting, Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate at least the lesser of 3.0% of the Company’s then-outstanding Common Shares and 3,442,656 Common Shares (subject to adjustment in each case for stock splits, reclassifications, combinations and similar adjustments) (such lesser amount, the “Minimum Ownership Threshold”). The criteria and process for recommending and nominating the Independent Designee and any Alternative Starboard Designee or Additional Independent Designee, as applicable, are set forth in Section 1(a)(iii) below.

(iii) The Independent Designee and any Alternative Starboard Designee or Additional Independent Designee that may be recommended by Starboard pursuant to Section 1(a)(ii)(B)(2) must, as determined in good faith by the Nominating and Corporate Governance Committee of the Board (the “NCGC”), (A) qualify as “independent” pursuant to Nasdaq Stock Market LLC (the “Nasdaq”) listing rules, (B) have the relevant financial and business experience to serve as a director of the Company, (C) satisfy the publicly disclosed guidelines and policies of the Company with respect to service on the Board (clauses (A) through (C), collectively, the “Director Criteria”), and (D) be reasonably acceptable to the NCGC and the Board (such acceptance not to be unreasonably withheld). The NCGC and the Board shall make their respective determinations regarding whether any such candidate meets the criteria set forth in the preceding sentence within five (5) business days after the date (1) such person has submitted to the Company the documentation required by Section 1(c)(v) and (2) representatives of the Board have, if requested by the Company, conducted customary interview(s) of such person. The Company shall conduct any interview(s) contemplated by this Section 1(a)(iii) as promptly as practicable, but in any case, within five (5) business days after Starboard’s submission of such candidate and the confirmed availability of the candidate to meet during such period. In the event the NCGC and the Board do not accept any candidate recommended by Starboard to become the Independent Designee or the Alternative Starboard Designee or Additional Independent Designee, Starboard shall have the right to recommend alternative candidates whose nomination shall be subject to approval by the NCGC and the Board of any such candidate as the Independent Designee, Alternative Starboard

Designee or Additional Independent Designee, as the case may be, in accordance with the procedures described above. Following the NCGC and the Board approving any candidate recommended by Starboard as the Independent Designee, Alternative Starboard Designee or Additional Independent Designee, as the case may be, the Company shall include any such person in the Company’s slate of recommended nominees standing for election at the 2026 Annual Meeting and will recommend, support and solicit proxies for the election of any such person in the same manner as for the Company’s other nominees at the 2026 Annual Meeting.

(iv) The Company agrees that (A) two (2) incumbent members of the Board shall not stand for re-election to the Board at the 2026 Annual Meeting, (B) the Board shall nominate only ten (10) individuals for election to the Board at the 2026 Annual Meeting, including (x) the two (2) New Independent Appointees and the two (2) Additional Designees (collectively, the “New Directors” and each a “New Director”) and (y) six (6) other nominees of the Company, and (C) upon the conclusion of the 2026 Annual Meeting, the size of the Board will be set at ten (10) directors.

(v) If the Starboard Director (or any Starboard Replacement Director (as defined below)) is unable or unwilling to serve as a director, resigns as a director, is removed as a director, or for any other reason fails to serve or is not serving as a director at any time prior to the expiration of the Standstill Period (as defined below), and at such time Starboard beneficially owns the Minimum Ownership Threshold, Starboard shall have the ability to either (A) designate a person from the list of individuals who are each Starboard Representatives set forth on Exhibit A to replace the Starboard Director (or any Starboard Replacement Director) as a member of the Board (any such person once appointed to the Board, shall be referred to as a “Starboard Replacement Director” and shall be deemed a New Director for purposes of this Agreement) or (B) recommend another person to replace the Starboard Director (or any Starboard Replacement Director) as a member of the Board pursuant to Section 1(a)(vi) below (any such replacement director contemplated by this clause (B), once appointed to the Board, to be deemed and referred to as a Replacement Director (as defined below) and if such Replacement Director is a Starboard Representative shall also be referred to as a “Starboard Representative Replacement Director”) (any Starboard Replacement Director and Starboard Representative Replacement Director, a “Starboard Designee Replacement Director”). A Starboard Replacement Director who is designated by Starboard as the Starboard Replacement Director from Exhibit A will be approved and appointed to the Board no later than five (5) business days following the submission of all completed documentation required by Section 1(c)(iv) and Section 1(a)(v).

(vi) If any New Director or any Replacement Director (in each case, excluding, for the avoidance of doubt, any Starboard Director (or any Starboard Replacement Director) who is covered by Section 1(a)(v) above), is unable or unwilling to serve as a director, resigns as a director, is removed as a director, or for any other reason fails to serve or is not serving as a director at any time prior to the expiration of the Standstill Period, and at such time Starboard beneficially owns the Minimum Ownership Threshold, Starboard shall have the ability to recommend a person to be a Replacement Director in accordance with this Section 1(a)(vi) (any such replacement candidate, when appointed to the Board (excluding, for the avoidance of doubt, any Starboard Director or any Starboard Replacement Director), shall be referred to as a “Replacement Director” and shall be deemed a New Director for purposes of this Agreement). Any person recommended or proposed to become a Replacement Director pursuant to Section 1(a)(v)(B) or 1(a)(vi) must (A) be reasonably acceptable to the NCGC and the Board (such acceptance not to be unreasonably withheld), (B) satisfy the Director Criteria, and (C) in the case of a Replacement Director who is replacing the Independent Designee or an Additional Independent Designee (or any Replacement Director thereof), unless otherwise consented to by the Board and the NCGC, be independent of Starboard (for the avoidance of doubt, the recommendation or nomination by Starboard of any person to serve on the board of any other company shall not (in and of itself) cause such person to not be deemed independent of Starboard, but any Starboard Representative would not be deemed independent of Starboard). The NCGC shall make its determination and recommendation to the Board (which it shall undertake reasonably and in good faith) regarding whether a candidate for a Replacement Director meets the foregoing criteria, assuming reasonable availability of such candidate, within ten (10) business days after the date (1) such candidate for a Replacement Director has submitted to the Company the documentation required by this Section 1(a)(vi) and Section 1(a)(v) and (2) representatives of the Board have, if requested by the Company, conducted customary interview(s) of such candidate. The Company shall conduct any interview(s) contemplated by this Section 1(a)(vi) as promptly as practicable, but in any case, assuming reasonable availability of the candidate, within ten (10) business days after Starboard’s submission of such candidate as a Replacement Director. In the event the NCGC does not accept a candidate recommended by Starboard to be a Replacement Director, Starboard shall have the right to recommend additional substitute candidate(s) whose appointment shall be subject to the NCGC recommending such candidate(s) in accordance with the procedures described above. Upon the recommendation of a candidate for Replacement Director by the NCGC, the Board shall vote on the appointment of such Replacement Director to the Board no later than five (5) business days after the NCGC’s recommendation of such Replacement Director; provided, however, that if the Board does not appoint such Replacement Director to the Board pursuant to this Section 1(a)(vi), the Parties shall continue to follow the procedures of this Section 1(a)(vi) until a Replacement Director is appointed to the Board.

(vii) Upon the appointment of a Replacement Director or a Starboard Replacement Director to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director or such Starboard Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation, retirement or removal or, if the Board or the applicable committee of the Board determines that the Replacement Director or the Starboard Replacement Director does not satisfy the requirements of Nasdaq and applicable law with respect to service on the applicable committee (which determination shall be made reasonably and in good faith), to an alternative committee of the Board. Subject to Nasdaq rules and applicable law, until such time as any Replacement Director or Starboard Replacement Director is appointed to any applicable committee of the Board, one of the other New Directors will serve as an interim member of such applicable committee. Any Replacement Director appointed pursuant to Section 1(a)(vi) replacing any New Independent Appointee prior to the 2026 Annual Meeting shall stand for election at the 2026 Annual Meeting together with the Company’s other nominees for election at such meeting.

(viii) During the period commencing with the date of this Agreement through the expiration of the Standstill Period, the Board and all applicable committees of the Board shall not increase the size of the Board to more than ten (10) directors without the prior written consent of Starboard.

(b) Board Committees. Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. Cates to either the Compensation Committee of the Board or the NCGC and to appoint Mr. Fonseca to the other of such two committees. Without limiting the foregoing, the Company agrees that each New Director shall be given the same due consideration for membership to each committee of the Board as any other independent director, including any new committee(s) and subcommittee(s) that may be established; provided, that, subject to Nasdaq rules and applicable law, each New Director shall serve on at least one (1) committee of the Board during the Standstill Period. Subject to Nasdaq rules, applicable law, and consideration of any potential conflicts, the Board and all applicable committees of the Board shall take all actions to ensure that during the Standstill Period, any new committee, including any sub-committee or special committee, of the Board that may be established on or following the date hereof includes at least one (1) New Director, provided, that, subject to Nasdaq rules, applicable law, and consideration of any potential conflicts, if any Starboard Director or Alternative Starboard Designee (or any Starboard Designee Replacement Director) is serving on the Board at such time, the Starboard Director or Alternative Starboard Designee (or any Starboard Designee Replacement Director) shall serve on such committee or sub-committee.

(c) Additional Agreements.

(i) Starboard shall comply, and shall cause each of its controlled Affiliates and Associates, each Starboard Representative and each Starboard Confidentiality Representative (as defined in Section 13) (collectively, “Covered Persons”) to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Covered Person as if such Covered Person were a party to this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii) During the Standstill Period, Starboard shall not, and shall cause each of its Covered Persons not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at any annual or special meeting of the Company’s stockholders or pursuant to action by written consent of the Company’s stockholders (each, a “Stockholder Meeting”), (B) submit any proposal for consideration at, or bring any business before or pursuant to, any Stockholder Meeting, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any Stockholder Meeting. Starboard shall not and shall cause each of its Covered Persons not to publicly or privately encourage or support any other stockholder, person or entity to take any of the actions described in this Section 1(c)(ii).

(iii) Starboard shall appear in person or by proxy at the 2026 Annual Meeting and vote all Common Shares beneficially owned by Starboard at such meeting (A) in favor of all of the persons nominated by the Company for election to the Board, (B) in favor of the ratification of the appointment of KPMG LLP as the Company’s selected independent registered public accounting firm for the fiscal year ending December 31, 2026, and (C) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal presented at the 2026 Annual Meeting; provided, however, that, in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any other Company proposal or stockholder proposal presented at the 2026 Annual Meeting (other than proposals relating to the nomination, election or removal of directors), Starboard shall be permitted to vote in accordance with such ISS or Glass Lewis recommendation. Starboard further agrees that it will appear in person or by proxy (or otherwise act by written consent) at any Stockholder Meeting occurring during the Standstill Period and vote (and execute and deliver written consents with respect to) all Common Shares beneficially owned by Starboard at or in connection with such Stockholder Meeting in accordance with the Board’s recommendation on any proposal relating to the appointment, election or removal of director(s). For the avoidance of doubt, Starboard shall be permitted to vote or execute and deliver written consents in its discretion on any proposal of the Company in respect of any extraordinary transaction, including any merger, acquisition, amalgamation, tender offer, exchange offer, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company or any of its subsidiaries or that would result in (i) any person becoming a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company entering into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities.

(iv) As a condition to the Starboard Director’s or Alternative Starboard Designee’s nomination and election to the Board pursuant to Section 1(a)(ii), Starboard shall cause any such Starboard Director or Alternative Starboard Designee to submit an irrevocable resignation letter pursuant to which the Starboard Director or Alternative Starboard Designee shall resign from the Board and all applicable committees thereof effective automatically and immediately if Starboard fails to satisfy the Minimum Ownership Threshold at any time following the date of such Starboard Director’s or such Alternative Starboard Designee’s election to the Board. With respect to any Starboard Designee Replacement Director, as a condition to such Starboard Designee Replacement Director’s appointment to the Board, Starboard shall cause such Starboard Designee Replacement Director to deliver to the Company an irrevocable resignation letter pursuant to which such Starboard Designee Replacement Director shall resign from the Board and all applicable committees thereof effective automatically and immediately if Starboard fails to satisfy the Minimum Ownership Threshold at any time following the date of such Starboard Designee Replacement Director’s appointment to the Board. Starboard shall promptly (and in any event within five (5) business days) inform the Company in writing if Starboard fails to satisfy the Minimum Ownership Threshold at any time.

(v) As a condition for eligibility for appointment or election to the Board, the New Independent Appointees shall have submitted, and the Additional Independent Designee and any Starboard Director, Starboard Alternative Designee and Additional Independent Designee, as the case may be, and any Starboard Replacement Director and any candidate recommended to be a Replacement Director shall promptly (but, in any event, prior to being appointed or nominated to the Board in accordance with this Agreement) submit, to the Company (x) a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation (including, if requested by the Company, an authorization form to conduct a background check, a representation agreement, consent to be named as a director in the Company’s proxy statement and certain other agreements) required by the Company in connection with the appointment or election of any new Board member, and (y) a written representation that such person, if elected as a director of the Company, would be in compliance, and will comply with, all applicable confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Company, copies of which have been provided to such person prior to such date. Starboard acknowledges that (A) all directors (including the Starboard Director, Alternative Starboard Designee and any Starboard Designee Replacement Director) are governed by, and required to comply with, all policies, procedures, codes, rules, standards and guidelines applicable to all members of the Board and (B) all directors (including the Starboard Director, Alternative Starboard Designee and any Starboard Designee Replacement Director) are required to keep confidential all Company confidential information and, without the prior written consent of the Company, not disclose to any third parties (including Starboard) any discussions, matters or materials considered in meetings of the Board or Board committees, except as otherwise provided for pursuant to Section 13 of this Agreement.

(vi) Starboard, any Starboard Director or Alternative Starboard Designee, and any Starboard Designee Replacement Director agree that the Board or any committee or subcommittee thereof, in the exercise of its fiduciary duties, may recuse any Starboard Director, Alternative Starboard Designee or any Starboard Designee Replacement Director from any Board or committee or subcommittee meeting or portion thereof at which the Board or any such committee or subcommittee is evaluating and/or taking action with respect to (A) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (B) any action taken in response to actions taken or proposed by Starboard or its Affiliates with respect to the Company, or (C) any proposed transaction between the Company and Starboard or its Affiliates.

(vii) Effective immediately upon the execution of this Agreement, the Board shall take all necessary actions to amend the Company’s Bylaws (the “Bylaws”) to (A) provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted, and (B) permit stockholders to cause the Company to call a special meeting of stockholders.

(viii) The Company agrees that the Board and all applicable committees of the Board shall, to the extent that the Board and such committees have such authority and are entitled to so determine, take all necessary actions, effective no later than in connection with the appointment or election of any New Directors that (A) each of the New Directors is deemed to be a member of the “Incumbent Board” or “Continuing Director” (as such term may be defined in the definition of “Change in Control” (or any similar term) under the Company’s incentive plans, options plans, deferred compensation plans, employment agreements, change in control and severance agreements, severance plans, retention plans, loan agreements, or indentures, including, without limitation, the Company’s 2023 Stock and Annual Incentive Plan or any other related plans or agreements that refer to any such plan or agreement’s definition of “Change in Control” or any similar term (collectively, the “Existing Plans and Agreements”)), (B) neither the appointment nor election of the New Directors is deemed to constitute a “Change in Control” (or any similar term) under any of the Existing Plans and Agreements and (C) each of the New Directors is a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under such Existing Plans and Agreements.

2. Standstill Provisions.

(a) Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the notice deadline under the Bylaws (as the same may be amended from time to time) for the submission of stockholder nominations of director candidates for election to the Board at the 2027 Annual Meeting of Stockholders of the Company (the “2027 Annual Meeting”) or (y) the date that is one hundred (100) days prior to the first anniversary of the 2026 Annual Meeting (the “Standstill Period”), Starboard shall not, and shall cause each Covered Person not to, in each case, directly or indirectly, in any manner:

(i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents, in each case, with respect to any securities of the Company;

(ii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company (other than a “group” that includes all or some of the members of Starboard, but does not include any other entities or persons that are not members of Starboard as of the date hereof (the “Starboard Group”)); provided, however, that, following the execution of this Agreement, nothing herein shall limit the ability of any person or entity to join the Starboard Group in connection with purposes and actions that are permissible for Starboard under this Section 2(a) so long as any such person or entity agrees in writing to be bound by the terms and conditions of this Agreement;

(iii) deposit any Common Shares in any voting trust or subject any Common Shares to any arrangement or agreement with respect to the voting of any Common Shares, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

(iv) seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2027 Annual Meeting, so long as such actions do not create a public disclosure obligation for Starboard or the Company, are not publicly disclosed by Starboard or its representatives, Affiliates or Associates and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

(v) (A) make any proposal for consideration by stockholders at or in connection with any Stockholder Meeting or through any referendum of stockholders, (B) publicly comment on any third-party proposal regarding any merger, tender (or exchange) offer, takeover offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company or any of its subsidiaries by such third party prior to such proposal becoming public, or (C) call or seek to call a special meeting of stockholders;

(vi) seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii) advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any Stockholder Meeting, except in accordance with Section 1; or

(viii) make any request or submit any proposal to amend any of the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b) Except as expressly provided in Section 1 and Section 2(a), Starboard shall be entitled to (i) vote any of the Common Shares that it beneficially owns as it determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor.

(c) Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by any New Director (or any Replacement Director or Starboard Designee Replacement Director) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company and in a manner consistent with such person’s and Starboard’s obligations under this Agreement.

(d) Subject to Sections 12 and 13, nothing in Section 2(a) shall prohibit Starboard from making or issuing, in any form or manner, any proposal or public statement regarding, concerning or relating to the Company, including, without limitation, the Company’s subsidiaries and its and their officers, directors, employees and representatives; provided, that, (i) any such proposal is not being submitted by Starboard at or in connection with any Stockholder Meeting, (ii) prior to making or issuing any such public statement or proposal, Starboard shall be required to (A) share such public statement or proposal with the Company (including, at the Company’s option, at a meeting of the Board specifically called to hear and discuss any such statement or proposal with Starboard, which Starboard shall join and which the Company shall promptly schedule and hold no later than five (5) business days following Starboard informing the Company of its intent to make or issue a public statement or proposal, provided, that, if disclosure of such public statement or proposal is required by law or the rules of any stock exchange, the Company shall promptly schedule and hold such meeting no later than one (1) business day following Starboard informing the Company of its intent to make or issue a public statement or proposal, provided, further, that this Section 2(d) shall not prevent any of the Parties from complying with any law or the rules of any stock exchange, and (B) take into consideration the Company’s feedback with respect to such public statement or proposal.

3. Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (A) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (B) this Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (C) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case, in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of, the Company as currently in effect, (D) the execution, delivery and performance of this Agreement by the Company does not and will not (1) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (2) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound, and (E) as of immediately prior to the execution of this Agreement, the Board is composed of eight (8) directors and there are no vacancies on the Board.

4. Representations and Warranties of Starboard.

Starboard represents and warrants to the Company that (A) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (B) this Agreement has been duly and validly authorized, executed and delivered by Starboard, and, assuming due execution by each counterparty hereto, is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (C) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case, in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of, Starboard as currently in effect, (D) the execution, delivery and performance of this Agreement by Starboard does not and will not (1) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard or (2) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Starboard is a party or by which it is bound, (E) as of the date of this Agreement, Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) 10,774,996 Common Shares, (F) as of the date hereof, and except as set forth in clause (E) above, Starboard does not currently have, and does not currently have any right to acquire, any interest in any securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Shares, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Shares, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), and (G) Starboard will not, directly or indirectly, compensate or agree to compensate any director or director nominee of the Company for his or her respective service as a director of the Company, with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities. For the avoidance of doubt, nothing herein shall prohibit Starboard from (x) compensating or agreeing to compensate any person for his or her respective service as a nominee or director of any other company or (y) compensating or agreeing to compensate any person for such person’s service as an employee of Starboard.

5. Press Release.

Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make any public announcement regarding this Agreement or the matters contemplated hereby, except as required by law or the rules of any stock exchange, without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Starboard shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

6. Specific Performance.

Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled, without the necessity of obtaining any form of bond or other similar undertaking, to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7. Expenses.

The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Starboard’s involvement at the Company through the date of this Agreement, including, but not limited to, its Schedule 13D filings, its preparation of a nomination notice and the negotiation and execution of this Agreement; provided, however, that such reimbursement shall not exceed $650,000 in the aggregate.

8. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9. Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (A) upon receipt, when delivered personally; (B) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (C) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case, properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company, to:

Tripadvisor, Inc.

400 1st Avenue

Needham, MA 02494

Attention: Secretary

Email: corpsec@tripadvisor.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention:  Stuart M. Cable

     Lisa Haddad

     Leonard Wood

Email:   scable@goodwinlaw.com

     lhaddad@goodwinlaw.com

     leonardwood@goodwinlaw.com

If to Starboard or any member thereof, to:

Starboard Value LP

777 Third Avenue, 18th Floor

New York, NY 10017

Attention:  Jeffrey C. Smith

     Lindsey Cara

Email:  jsmith@starboardvalue.com

     compliance@starboardvalue.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:  Andrew Freedman, Esq.

     Meagan Reda, Esq.

Email:   afreedman@olshanlaw.com

     mreda@olshanlaw.com

10. Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the state or Federal courts located in Clark County, Nevada, and any appellate court from any such state or Federal court. Each of the Parties irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable legal requirements, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

11. Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

12. Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, controlled Affiliates, successors, assigns, partners, members, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, controlled Affiliates, successors, assigns, partners, members, officers, key employees or directors shall in any way, publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Party or such other Party’s subsidiaries, Affiliates, successors, assigns, partners, members, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives; provided, however, that at any time following the date upon which the Starboard Director or Alternative Starboard Designee (or any Starboard Designee Replacement Director) is appointed to the Board, any statements regarding the Company’s operational or stock price performance or any strategy, plans, or proposals of the Company not supported by such Starboard Director or Alternative Starboard Designee (or any Starboard Designee Replacement Director) that do not disparage, call into disrepute or otherwise defame or slander any of the Company’s officers, directors, employees, stockholders, agents, attorneys or representatives (“Opposition Statements”), shall not be deemed to be a breach of this Section 12 (subject to, for the avoidance of doubt, (i) any obligations of confidentiality as a director that may otherwise apply and (ii) Starboard’s and the Starboard Confidentiality Representatives’ confidentiality obligations set forth in Section 13) except that any Opposition Statement will only speak to a matter and contain Company information that has been made public by the Company; provided, further, that if any Opposition Statement is made by Starboard, the Company shall be permitted to publicly respond with a statement similar in scope to any such Opposition Statement.

The restrictions in this Section 12 shall not (A) apply (i) to any compelled testimony or production of information, whether by legal process, subpoena, or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the Party from which information is sought, in each case solely to the extent required, or (ii) to any disclosure that such Party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (B) prohibit any Party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder. The limitations set forth in this Section 12 shall not prevent either Party from responding to any public statement made by the other Party of the nature described in this Section 12 if such statement by the other Party was made in breach of this Agreement.

13. Confidentiality.

Any Starboard Director or Alternative Starboard Designee (or any Starboard Designee Replacement Director), if he or she wishes to do so, may provide confidential information of the Company which he or she learns in his or her capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively, “Company Confidential Information”), to Starboard, its controlled Affiliates and Associates and legal counsel (collectively, “Starboard Confidentiality Representatives”), in each case, solely to the extent such Starboard Confidentiality Representatives need to know such information in connection with Starboard’s investment in the Company; provided, however, that Starboard shall (a) inform such Starboard Confidentiality Representatives of the confidential nature of any such Company Confidential Information, and (b) cause any Starboard Director or Alternative Starboard Designee (or any Starboard Designee Replacement Director), and any Starboard Confidentiality Representatives to (i) not disclose any Company Confidential Information publicly or to any third party (whether to any company in which Starboard has an investment or otherwise), by any means, and (ii) subject to clause (i), not use such Company Confidential Information in any way other than in connection with Starboard’s investment in the Company. Any Starboard Director or Alternative Starboard Designee (or any Starboard Designee Replacement Director) shall not, without the prior written consent of the Company, otherwise disclose any Company Confidential Information to any other person or entity.

14. Securities Laws.

Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

15. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third-Party Beneficiaries; Term.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth in this Agreement. No modifications of this Agreement can be made, except in writing signed by an authorized representative of each of the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except the provisions of Sections 6 through 11, 13, 14 and 15, which shall survive such termination; provided, however, that any Party may bring an action following such termination alleging a breach of this Agreement occurring prior to the end of the Standstill Period.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first set forth above.

TRIPADVISOR, INC.

By:	/s/ Michael Noonan
Name: Michael Noonan
Title: Chief Financial Officer

[Signature Page to Cooperation Agreement]

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
By: Starboard Value LP, its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC
By: Starboard Value LP, its manager

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
By: Starboard Value L LP, its general partner

STARBOARD VALUE L LP
By: Starboard Value R GP LLC, its general partner

STARBOARD X MASTER FUND LTD
By: Starboard Value LP, its investment manager

STARBOARD VALUE LP
By: Starboard Value GP LLC, its general partner

STARBOARD VALUE GP LLC
By: Starboard Principal Co LP, its member

STARBOARD PRINCIPAL CO LP
By: Starboard Principal Co GP LLC, its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE R GP LLC

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory

/s/ Jeffrey C. Smith
Jeffrey C. Smith
Individually and as attorney-in-fact for Peter A. Feld

[Signature Page to Cooperation Agreement]

Exhibit A

Jeffrey C. Smith

Ajay Sundar

Exhibit B

Tripadvisor and Starboard Value Enter into Cooperation Agreement

Two Independent Directors Appointed to the Board Immediately

Two Additional Directors to Join the Board at the 2026 Annual Meeting

NEEDHAM, Mass., DATE /PRNewswire/ — Tripadvisor, Inc. (NASDAQ: TRIP) today announced that it has entered into a cooperation agreement with Starboard Value LP (“Starboard”) under which four new directors will be joining Tripadvisor’s Board of Directors (the “Board”) to support the Company’s value creation efforts.

Pursuant to the cooperation agreement, Dhiren Fonseca and Andrew F. Cates have been appointed to the Board, effective immediately. Starboard will recommend two additional directors for election at Tripadvisor’s 2026 Annual Meeting of Stockholders.

Greg Maffei, Chairman of Tripadvisor, said, “We are pleased to have reached a constructive resolution with Starboard and to welcome Dhiren and Andy to the Board. Their perspectives and experience will be valuable as we continue executing our strategy. We are grateful for Starboard’s engagement throughout this process and look forward to working together as we focus on driving long-term value for shareholders.”

Jeff Smith, Managing Member, Chief Executive Officer, and Chief Investment Officer of Starboard, said, “We invested in Tripadvisor based on our view that the Company has a tremendous opportunity as a global leader in online travel with an unparalleled brand, strong user loyalty, and three market-leading businesses. We appreciate the collaborative approach taken by Tripadvisor’s Board and management team, and we believe Dhiren and Andy, along with the two directors joining the Board at the Annual Meeting, will be great additions to the Board. Dhiren and Andy bring valuable experience and fresh perspectives that will help Tripadvisor’s Board oversee the Company’s strategy with a clear focus on creating shareholder value.”

With the appointments of Mr. Fonseca and Mr. Cates, the Board will expand from eight to ten directors and will remain at ten directors following the 2026 Annual Meeting. In connection with the cooperation agreement, Starboard will not nominate a slate of director candidates and will vote all its shares in favor of each of Tripadvisor’s Board nominees at the 2026 Annual Meeting. Starboard has also agreed to customary standstill, voting and other provisions. A full copy of the cooperation agreement will be filed by the Company with the U.S. Securities and Exchange Commission in a Current Report on Form 8-K.

Dhiren R. Fonseca

Dhiren R. Fonseca, age 61, has served as Executive Chairman of Rent the Runway, Inc. (NASDAQ: RENT), an American e-commerce platform, since October 2025. Additionally, Mr. Fonseca has served as an Advisor to each of TPG Global, LLC, a private equity firm, since May 2025, GetPica Group S.p.A, an AI content delivery platform, since January 2023 and Certares LP, a firm specializing in investments in the travel, transportation, hospitality and payments sectors, since 2018, where he also served as a Partner from 2014 to 2018. Previously, Mr. Fonseca served as Chief Executive Officer and President of RentPath, Inc., an online marketplace for residential apartment rentals, from December 2020 to April 2021, where he also served as a member of its Board of Directors from 2014 to April 2021. Prior to that, Mr. Fonseca served in various roles of increasing responsibility at Expedia, Inc. (n/k/a Expedia Group, Inc.) (NASDAQ: EXPE) (“Expedia”), an online travel company, including as Chief Commercial Officer from 2012 to 2014, Co-President,

Partner Services Group from 2009 to 2012, Senior Vice President, Corporate Development from 2006 to 2009, and Vice President, Corporate Development from 2004 to 2006, after initially joining Expedia in 1995. Prior to Expedia, Mr. Fonseca held multiple roles in product management and corporate technical sales at Microsoft Corporation (NASDAQ: MSFT) (“Microsoft”), a provider of software, services and solutions, where he was a member of the management team responsible for creating Expedia.com in 1995, while still part of Microsoft. Mr. Fonseca has served as a member of the Board of Directors at DRF Logistics, LLC, a shipping company, since June 2024. Previously, he served as a member of the Boards of Directors of Alaska Air Group, Inc. (NYSE: ALK), an American airliner, from 2014 to May 2024, Rackspace Technology, Inc. (NASDAQ: RXT), a cloud computing company, from 2016 to June 2023, Osiris Acquisition Corp (formerly NYSE: OSI), a special purposes acquisition company, from May 2021 to May 2023, Wilbur-Ellis, an international marketer and distributor of agricultural products, specialty chemicals, and ingredients, from October 2024 to August 2025, Cynosure Inc., a leading provider, innovator, developer, and best-in-class creator of energy based aesthetic and medical treatment systems, from July 2023 to March 2024, Inmar Inc., a leading solutions provider and partner in facilitating and optimizing workflows for retailers, manufacturers, pharmacies, hospitals and other trading partners, from April 2023 to November 2023, Redbox Automated Retail, LLC, a video rental and streaming media company, from 2018 to October 2021, Diamond Resorts International, Inc., an independent timeshare and vacation ownership company, from 2018 to August 2021, HotelTonight, LLC, an online hotel booking service company, from 2018 to 2019, Caesars Acquisition Company (formerly NASDAQ: CACQ), a company that was formed to make an equity investment in the entertainment sector, from 2013 to 2017, and eLong, Inc. (formerly NASDAQ: LONG), an online travel service provider based in China, from 2011 to 2015.

Andrew F. Cates

Andrew F. Cates, age 55, has served as the Managing Member of Value Acquisition Fund LLC, an acquisition, development, and asset management company, since founding the company in 2005. Additionally, Mr. Cates has served as Chief Executive Officer and General Partner of RVC Outdoor Destinations, the leading developer and owner of high-quality outdoor resorts in the U.S., since founding the company in 2007. Previously, Mr. Cates served as a member of the Boards of Directors of Pioneer Natural Resources (formerly NYSE: PXD), an upstream energy company, from 2009 to October 2020, where he served on the Audit and Compensation Committees, and PICO Holdings Inc. (formerly NASDAQ: PICO), a U.S. based diversified holding company, from 2016 to 2017, where he also served on the Audit and Compensation Committees. In 1999, Mr. Cates founded the Soulsville Revitalization Project, one of the largest inner city revitalization projects in the United States that includes The Stax Museum, Soulsville Charter School, and Stax Music Academy, where he served as the Founding Chairman and Project Developer for more than a decade. Prior to developing the Soulsville Revitalization Project, he was the Founding Partner of Viceroy Investments, LLC, a commercial real estate investment firm located in Dallas, Texas. Mr. Cates began his real estate career as a member responsible for partnership and loan workouts, office and industrial acquisitions, asset management, and commercial real estate development at Crow Family Holdings (f/k/a Crow Investment Trust), a privately held real estate investment and development firm based in Dallas, Texas. Mr. Cates currently serves as Board Chairman of Memphis Fourth Estate, Inc., which created and oversees the Daily Memphian, a large locally oriented digital newspaper, since 2018. He also currently serves as a member of the Board of Advisors at Myelin Repair Foundation, which assists in identifying biomarkers to help accelerate myelin repair treatments, since 2005. Previously, Mr. Cates served as a member of the Board of Trustees at Memphis University School, a college-preparatory school in Memphis, Tennessee, from 2018 to 2025. Mr. Cates earned a B.B.A. in Finance at the University of Texas at Austin.

About Tripadvisor, Inc.

The Tripadvisor Group connects people to experiences worth sharing and aims to be the world’s most trusted source for travel and experiences. We leverage our brands, technology, and capabilities to connect our global audience with partners through rich content, travel guidance, and two-sided marketplaces for experiences, restaurants, and other travel categories such as hotels. The subsidiaries of Tripadvisor, Inc. (Nasdaq: TRIP), include a portfolio of travel brands and businesses, including Tripadvisor, Viator, and TheFork.

About Starboard Value LP

Starboard Value LP is an investment adviser with a focused and fundamental approach to investing in publicly traded companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management’s plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including, but not limited to, those risks, uncertainties and factors detailed in Tripadvisor’s filings with the SEC. Tripadvisor is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Tripadvisor

Investor relations contact

ir@tripadvisor.com

Media contact

northamericapr@tripadvisor.com

TRIP-G